Exhibit 10.20
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 14th day of April 2008 (the “Effective Date”), by and among Peter M. Zotto (the “Executive”), IONA Technologies, Inc., a Delaware corporation (“IONA, Inc.” or the “Company”), and its parent, IONA Technologies PLC, a public limited company organized under the laws of Ireland (“IONA PLC”).
          WHEREAS, the Executive, the Company and IONA PLC are parties to that Employment Agreement made as of April 14, 2005 (the “Prior Agreement”); and
          WHEREAS, the Company desires to continue to employ Executive upon the terms and conditions set forth in this Agreement; and
          WHEREAS, the Executive desires to continue employment with the Company, and to perform the duties assigned to him hereunder, upon the terms and conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations herein contained, the parties hereto agree to amend and restate the Prior Agreement, as of the Effective Date, in its entirety as follows:
          1. Position and Responsibilities. During the Term (as defined in Section 4), the Executive shall be employed by the Company and shall serve as IONA PLC’s Chief Executive Officer. The Executive shall have the duties, responsibilities and authority consistent with such positions as well as those duties and responsibilities relating to the business and/or operations of the Group (as defined below) as may reasonably be directed from time to time by IONA PLC’s Board of Directors (the “Board of Directors”) or any committee thereof. In the performance of the Executive’s duties and responsibilities hereunder, the Executive shall at all times report to, and be subject to the direction and control of, the Board of Directors. The Executive agrees to devote all of his business time and efforts to the performance of his duties hereunder and shall not engage in any other business activity, whether or not for profit, that may conflict with the Executive’s duties under this Agreement or any other agreement between Executive and the Company, IONA PLC or any of their respective subsidiaries and affiliates (collectively, the “Group”), including, without limitation, the Nondisclosure Agreement (as defined in Section 6). Notwithstanding the foregoing, during the Term, the Executive may serve on the boards of charitable organizations, serve on the boards of the companies on which he serves as of the Effective Date, and engage in charitable activities and community affairs; provided, that none of these activities, either alone or in the aggregate, conflicts or interferes with his duties or responsibilities hereunder. The Executive will fulfill his duties and responsibilities hereunder from and at the Company’s principal corporate office, currently located in Waltham, Massachusetts, or from any such other location as may be requested by the Board of Directors from time to time, and shall travel as necessary to perform such duties and responsibilities. Subject, at all times, to election by the shareholders of IONA PLC, the Executive shall serve on the Board of Directors during the Term. If the Executive shall be elected or appointed to other offices of any member of the Group during the Term, he shall serve in such positions without further compensation other than that provided for in this Agreement.
          2. Compensation: Salary, Bonuses and Other Benefits. During the Term, the Executive shall receive the following compensation and benefits from the Company.
     (A) Base Salary. The Company will pay to the Executive a semi-monthly salary of $16,666.67 (or $400,000 at an annualized rate) (the “Base Salary”), which shall be payable in conformity with the Company’s customary practices for executive compensation, as such practices shall be established or modified from time to time. The Base Salary shall be subject to review at the end of each fiscal year and may be increased but not decreased. Any increase shall be determined by the Board of Directors and/or its Compensation Committee, in its or their sole discretion, and shall take effect from the 1st April each year.
     (B) Bonus. The Executive will be eligible to receive an annual performance bonus up to $300,000 based on achievement by the Group of performance objectives and by the Executive of individual performance objectives for each complete fiscal year during the Term, as established by the Board of Directors and/or its Compensation Committee, in its or their sole discretion (each, a “Bonus”). The determination of whether and to what extent individual and Group performance objectives have been achieved shall be made by the Board of Directors and/or its Compensation Committee in its or their sole discretion. If earned, a Bonus with respect to any particular fiscal year during the Term shall be paid within thirty days after release of the Company’s unaudited financial statements for such fiscal year but in no event earlier than one day after the completion of the Company’s fiscal year and in no event later than 60 days after completion of the Company’s fiscal year. The Executive shall be eligible to receive a Bonus for a particular fiscal year so long as he is employed by the Company on the last day of such fiscal year. If Executive’s employment is terminated prior to the last day of the fiscal year, he shall not be eligible to receive a Bonus for that fiscal year unless his employment is terminated by the Company without Cause (as defined in Section 5(C) hereof) or by his Resignation for Good Reason (as defined in Section 5(E) hereof).
     (C) Other Benefits. The Executive shall be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other executives of the Company. The Company’s benefit plans and policies, as may be amended, shall govern all such benefits. The Board of Directors and/or its Compensation Committee may cause the alteration, modification or deletion of, or addition to, employee benefits plans at any time as the Board of Directors and/or its Compensation Committee, in its or their sole judgment, determines to be appropriate. If the Executive elects not to participate in the Company’s health, dental and life insurance programs, the Company will pay the total gross sum of $5,000, as ordinary income, at the anniversary dates of the Executive’s employment by the Company, subject to the adjustment for partial years of employment in which the Executive did not participate in such programs. In addition, each calendar year, starting with calendar year 2008, the Company will reimburse the Executive, as ordinary income, up to $7,000 for annual premiums paid by the Executive on a life insurance policy covering the Executive with a death benefit of up to $1,400,000 payable to the beneficiary or beneficiaries of the Executive’s choice.
     (D) Vacation. The Executive shall be eligible to earn and use paid vacation in accordance with the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other executives of the Company. Paid vacation shall accrue on a monthly basis in accordance with the Company’s vacation policy and shall be subject to the Company’s prevailing policy regarding carry-over of unused vacation time.
     (E) Reimbursement of Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his responsibilities hereunder. The Executive must provide reasonable substantiation and documentation of these expenses to the Company in order to receive reimbursement and otherwise comply with the Company’s prevailing policy relating to expense reimbursement, as such policy may be modified from time to time.
     (F) Indemnification. Executive will be eligible for indemnification to the full extent authorized under IONA PLC’s Articles of Association and, to the extent applicable, the Company’s Certificate of Incorporation and By-laws and will be eligible for coverage under any applicable Directors’ & Officers’ liability insurance policy, subject to the terms and conditions contained therein.
     (G) Tax Withholding. All payments in this Agreement shall be subject to all applicable foreign, federal, state and local withholding, payroll and other taxes, and the Company may withhold from any amounts payable hereunder in order to comply with such obligations.
          3. Equity Compensation. The Executive shall be eligible to receive stock option, restricted stock and other equity-based award grants from time to time as may be authorized by the Compensation Committee of the Board of Directors, in its sole discretion.
          4. Term. The period of the Executive’s employment under this Agreement is the “Term.” The Term consists of the Initial Term, as defined below, and any extensions, as described below. Subject to the earlier termination as hereafter provided in Section 5, the Term shall commence on the Effective Date and shall end on April 14, 2011 (the “Initial Term”). The Term shall automatically be extended for successive additional one-year terms unless either the Company or the Executive notifies the other party in writing at least six months before the end of the Initial Term or three months before the end of any extension of the Term of an intention not to allow the Term to be so extended. Notification by the Company to the Executive of the Company’s intention not to allow the Term to be extended as set forth above shall be treated as equivalent for all purposes (with the exception of the length of the notice period) to a notification of a Termination By The Company For Reasons Other Than Cause as defined by Section 5(C) hereof. Notification by the Executive to the Company of the Executive’s intention not to allow the Term to be extended as set forth above shall be treated as equivalent for all purposes (with the exception of the length of the notice period) to a notification of a Termination By The Executive as defined in Section 5(A) hereof.
          5. Termination. The Executive’s employment under this Agreement may be terminated at any time subject to certain notice and severance obligations as provided in this Section. The effective date of such termination is referred to in this Agreement as the “Termination Date.”
     (A) Termination By The Executive. The Executive may terminate his employment under this Agreement at any time by giving at least three months advance written notice to the Company; provided, that if the Executive seeks to terminate employment during the

Initial Term, he shall give at least six months’ advance written notice to the Company. In the event of a termination at the Executive’s option pursuant to this Section 5(A), the Company may, in its sole discretion and upon receipt of written notice from Executive, elect to waive all or any portion of the notice period and accelerate the Termination Date without obligation to pay Executive his Base Salary and benefits during the remainder of the notice period but without otherwise affecting the Executive’s rights as set forth herein. In the event of termination at the Executive’s option, the Executive shall be entitled to no payments, salary continuation, severance or other benefits, except for (i) payment of Base Salary to the extent accrued but unpaid through the Termination Date; (ii) payment of accrued but unused vacation up to the Termination Date; and (iii) payment of any earned but unpaid Bonus up to the end of the most recently completed fiscal year ending before the Termination Date (collectively, the “Accrued Obligations”), and the Executive shall resign (or be deemed to have resigned, if he does not otherwise do so), as of the Termination Date, from the offices he then holds pursuant to Section 1.
     (B) Termination By The Company For Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment under this Agreement for “Cause” at any time, and the Executive shall resign (or be deemed to have resigned, if he does not otherwise do so), as of the Termination Date, from the offices he then holds pursuant to Section 1. A termination of Executive’s employment by the Company shall constitute a termination for “Cause” under this Section 5(B) if such termination is for one or more of the following reasons: (i) Executive’s willful failure or refusal (except due to Disability (as hereinafter defined)) to perform substantially his duties on behalf of the Company, IONA PLC or any other member of the Group for a period of 30 days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (ii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony; (iii) willful misconduct or breach of fiduciary duty by Executive which causes material harm to the Company, IONA PLC or any other member of the Group; or (iv) Executive’s willful violation of the Nondisclosure Agreement (as defined in Section 6), any other written agreement between the Executive and the Company, IONA PLC or any other member of the Group, or any written policy of the Company, IONA PLC or any other member of the Group, which violation causes material harm to the Company, IONA PLC or any other member of the Group. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board of Directors (excluding Executive if he is then a Director) at a meeting of the Board of Directors called and held for (but not necessarily exclusively for) that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel of his choice, to be heard by the Board of Directors) finding that Executive has, in the good faith opinion of the Board of Directors, engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail.
     In the event of a termination of Executive’s employment by the Company for Cause pursuant to this Section 5(B), the Executive shall be entitled to no payments, salary continuation, severance or other benefits, except for the payment of the Accrued Obligations.
     (C) Termination By The Company For Reasons Other Than Cause. The Company may unilaterally terminate the Executive’s employment under this Agreement at any time without Cause by giving one month’s advance written notice to the Executive. During such one-month period, the Executive shall be available on a full-time basis for the benefit of the Company to, among other things, assist the Company in transitioning any matters. The Company, at its option and in its discretion, may elect to pay the Executive his prorated Base Salary rate for all or any portion of one month in lieu of such notice and the Executive shall resign (or be deemed to have resigned, if he does not otherwise do so), as of the Termination Date, from the offices he then holds pursuant to Section 1.
     In the event the Company terminates the Executive’s employment under this Section 5(C), the Executive shall be entitled to payment of the Accrued Obligations, and the following payments and benefits, within two and one-half months following such termination; provided, that the Executive’s entitlement to the following shall be subject to his timely execution (and the non-revocation) of a comprehensive release of claims in a form, and of a scope, acceptable to the Company:
     (i) Payment, in a lump sum, of an amount equal to the sum of (A) 18 months of the Base Salary in effect as of the Termination Date and (B) 150% of the target Bonus payable to the Executive pursuant to Section 2(B) of this Agreement or such other annual performance bonus target amount as established by the Board of Directors and/or its Compensation Committee and agreed in writing by the Executive;
     (ii) In the event the Executive elects after the Termination Date to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the Executive’s monthly premium payments for each such coverage elected by the Executive for the Executive and his eligible dependents, if applicable, until the earliest of the following dates to occur with respect to each such elected coverage: (A) the date that is 18 months after the Termination Date; (B) the date upon which the Executive becomes covered under a comparable group plan for such applicable coverage; or (C) the date upon which the Executive ceases to be eligible for COBRA continuation for such applicable coverage (the “COBRA Ineligibility Date”); provided, that, if the COBRA Ineligibility Date occurs first, the Company shall pay the Executive a lump sum at the rate of $5,000 per year, subject to pro rata adjustment, for the length of the period from the COBRA Ineligibility Date to the date that is 18 months after the Termination Date; and
     (iii) Any and all restricted stock, stock options and other equity-based awards that were granted to the Executive under any stock plans prior to the Termination Date shall immediately become vested and exercisable as of the Termination Date to the extent that they would have become vested and exercisable if the Executive’s employment had continued to the date that is 18 months after the Termination Date. Notwithstanding any contrary provision of any agreement relating to then outstanding stock options and other equity-based awards granted to the Executive under any stock plans, all such stock options and other equity-based awards that become vested and exercisable pursuant to the previous sentence may be exercised (to the extent applicable) by the Executive (or the Executive’s heirs, estate, legatees, executors, administrators, and legal representative) at any time during the period ending on the earlier of (A) the later of (i) three months after the Termination Date and (ii) if the Executive dies within the three-month period after the Termination Date, the first anniversary of date of the Executive’s death, and (B) the scheduled expiration of such stock option or other equity-based award, as the case may be.
     The parties hereto expressly agree that the Executive shall not be required to mitigate the amount of any payments provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.
     (D) Termination Due To Death Or Disability. The Executive’s employment hereunder will terminate immediately upon the Executive’s death or Disability and the Executive shall resign (or be deemed to have resigned, if he cannot or does not otherwise do so), as of the Termination Date, from the offices he then holds pursuant to Section 1. In such event, the Executive or his estate shall be entitled to no payments, salary continuation, severance or other benefits, except for payment of the Accrued Obligations. For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which the Executive is unable to substantially perform his essential duties and responsibilities hereunder for an aggregate of 90 days, whether or not consecutive, during any calendar year, and (ii) which cannot be reasonably accommodated without undue hardship.
     (E) Resignation For Good Reason. A Resignation For Good Reason shall occur on the 31st day after receipt by the Company and IONA PLC of the Executive’s notice pursuant to subsection (ii) of this Section 5(E), if the conditions set forth in subsections (i), (ii) and (iii) of this Section 5(E) occur.
     (i) Any of the following “Events” occurs without the Executive’s prior written consent:
(A)	Material reduction of the Executive’s base compensation (i.e., base salary and bonus eligibility); or

(B)	Substantial reduction in the scope or nature of the Executive’s responsibilities, duties, authorities, positions, powers or reporting structure or relationships, except due to the Executive’s Disability or Cause; provided, further, that the Company may suspend the Executive with full pay (1) due to physical incapacity or mental incompetence before an aggregate of 90 days is reached or (2) during the period of an investigation concerning whether Cause exists; or

(C)	Relocation of the Executive’s primary workplace to a location more than 35 miles away from Waltham, Massachusetts; or

(D)	The Board of Directors shall have failed to recommend, to the shareholders of IONA PLC, the election of the Executive to the Board of Directors at any general meeting of the shareholders of IONA PLC during the Term at which the class of directors to which the Executive shall have been assigned stands for election; and
     (ii) Within 60 days after any such Event, the Executive provides written notice to the Company and IONA PLC describing with reasonable specificity the Event and stating his intention to resign from employment due to such Event; and

     (iii) The Company and/or IONA PLC do not cure or cause to be cured such Event within 30 days after receipt of Executive’s notice.
     A Resignation For Good Reason shall be treated for all purposes as equivalent to a Termination By The Company For Reasons Other Than Cause as defined in Section 5(C) hereof, and not a Termination By The Executive as defined in Section 5(A) hereof, and the Executive shall resign, as of the Termination Date, from the offices he then holds pursuant to Section 1.
     (F) Public Statements. Upon termination of the Executive’s employment for any reason, the Board of Directors or the General Counsel of IONA PLC will direct and control the issuance and content of any announcement, release or other statement to any employees, commercial partners, insurers, directors, shareholders and clients of the Company, IONA PLC or any member of the Group, and the press after consultation with Executive, as appropriate under the circumstances.
     (G) Change of Control Agreement. In the event that the Executive shall be entitled to payments and benefits as set forth in Section 5.a. of that certain Change in Control Agreement between Executive and the Company dated October 14, 2003 (the “Change in Control Agreement”), the Executive shall be entitled to no payments, salary continuation, severance or other benefits under this Agreement, except for payment of Accrued Obligations.
     (H) 409A. Notwithstanding any other provision herein to the contrary, to the extent that any payment to be made to the Executive, whether pursuant to this Agreement or otherwise, is determined to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) such payment shall not be made prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service with the Company and all other members of the Group and (ii) the Executive’s death. The terms of this subsection (H) shall apply only if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of such separation from service, and shall only apply to the extent the delay of such payment is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.
          6. Agreement Regarding Confidentiality, Proprietary Developments and Noncompetition. Executive acknowledges that on October 18, 2003, he executed that certain Agreement Regarding Confidentiality, Proprietary Developments and Noncompetition (the “Nondisclosure Agreement”). Executive acknowledges that he will continue to be subject to, and will continue to abide by, the terms and obligations contained in the Nondisclosure Agreement (other than the last two sentences of Section 1 thereof, which are amended by this Agreement and no longer applicable) both during the Term and thereafter in accordance with the terms contained therein, and regardless of (i) the reason for the termination of his employment and (ii) any change in the terms or conditions of his employment, if any, prior to such termination.
          7. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that he has obtained all waivers and/or consents from third parties which are necessary to enable him to enjoy employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship, which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder. The Executive represents that he shall not use or disclose any confidential or trade secret information of a former employer in the course of performing his duties hereunder.
          8. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of Massachusetts, without giving effect to the principles of choice of law or conflicts of laws of Massachusetts. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced or maintained in any state or federal court located in Massachusetts, and the Executive hereby submits to the jurisdiction and venue of any such court.
          9. Severability/Reformation. In case any one or more of the provisions contained in this Agreement or the other agreements executed in connection with the transactions contemplated hereby for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreements, but this Agreement or such other agreements, as the case may be, shall be construed, reformed and enforced to the maximum extent permitted by law.
          10. Waivers and Modifications. This Agreement only may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, in accordance with this Section 10. No waiver by one party to this Agreement of any breach by the other party hereto of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company shall be effective without the consent of the Board of Directors at the time of such modification or waiver.
          11. Assignment. The Executive acknowledges that the services to be rendered by him hereunder are unique and personal in nature. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement except, in the event of his death, to his estate. The rights and obligations of the Company under this Agreement may be assigned by the Company, shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
          12. Entire Agreement. As of the Effective Date, this Agreement, as amended and restated, together with the agreements referenced herein, constitutes the entire understanding of the parties and supersedes and cancels all agreements, representations, offers and understandings, whether written or oral, express or implied, made prior to the Effective Date between the Executive and the Company (including but not limited to the offer letter dated October 14, 2003 from the Company to the Executive and the Prior Agreement), except for (i) any restricted stock, stock option and other equity-based award agreements entered into by and between the Executive and IONA PLC prior to the Effective Date (ii) the Nondisclosure Agreement, and (iii) the Change in Control Agreement, all of which shall remain in full force and effect in accordance with their respective terms.

          13. Notices. All notices hereunder shall be in writing and shall be delivered in person, sent via facsimile, or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to the Company, to:	Attention: General Counsel
IONA Technologies, Inc.
200 West Street, 4th Floor
Waltham, MA 02451

with a copy to:	Mark T. Bettencourt, Esq.
Goodwin Procter LLP
Exchange Place
Boston, MA 02109

If to Executive, at his address set forth below his signature hereto.
Notices shall be deemed to be given when delivered in person or confirmed by facsimile receipt, or three days after deposit in the mail as set forth above.
          14. Counterparts. This Agreement may be executed in two or more counterparts and/or via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          15. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof. The language of this Agreement shall not be construed for or against either party hereto, but instead shall be construed as whole according to its fair meaning.
          16. Survival. This Agreement shall terminate upon the termination of the Executive’s employment with the Company for any reason; provided, however, that the provisions of Sections 2(F), and 5 through 16 hereof (and any other operative provisions of this Agreement which, by logical context, are necessary to interpret and enforce this Agreement so as to give effect to the parties’ intent), all shall survive the termination of this Agreement and the Executive’s employment with the Company hereunder until all obligations pursuant to such Sections and provisions have been fulfilled. Moreover, (i) any restricted stock, stock option and other equity-based award agreements entered into by and between the Executive and IONA PLC prior to the Termination Date; (ii) the Nondisclosure Agreement; and (iii) the Change in Control Agreement, all shall remain in full force and effect in accordance with their respective terms.

          IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of this 30th day of November 2007 as an instrument under seal.

IONA TECHNOLOGIES, INC.

By:	/s/ Christopher Mirabile		/s/ Peter M. Zotto

	Title:	Secretary	Peter M. Zotto

Street Address

City State Zip Code

IONA TECHNOLOGIES PLC

By:	/s/ Christopher Mirabile

	Title:	General Counsel, Secretary